Exhibit 23.9
March 12, 2010
China Lodging Group, Limited
5th Floor, Block 57, No. 461 Hongcao Road
Xuhui District
Shanghai 200233
People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of China Lodging Group, Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the completion of the initial public offering of the Company’s ordinary shares in the form of American depositary shares pursuant to such Registration Statement, I will serve as a member of the board of directors of the Company.
[signature page follows]

Sincerely yours,
/s/ Min Fan
Name:	Min Fan